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                                                                     Exhibit 4.2

                        BROOKFIELD PROPERTIES CORPORATION

                                SHARE OPTION PLAN

   ESTABLISHED BY THE BOARD OF DIRECTORS OF BROOKFIELD PROPERTIES CORPORATION
                               ON NOVEMBER 7, 1990

                      AMENDED AND RESTATED FEBRUARY 7, 2007

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                        BROOKFIELD PROPERTIES CORPORATION

                                SHARE OPTION PLAN

SECTION 1: GENERAL PROVISION

1.1  Purpose

     The purpose of the Share Option Plan (the "Plan") of Brookfield Properties Corporation (herein called the "Corporation") is to advance the interests of the Corporation by (i) providing Eligible Persons with additional incentive; (ii) encouraging stock ownership by such Eligible Persons; (iii) increasing their proprietary interest in the success of the Corporation;
     (iv) encouraging Eligible Persons to remain with the Corporation or its Subsidiaries; and (v) attracting new employees, officers and directors.

1.2  Administration

     (a) The Plan shall be administered by the Board of Directors of the Corporation (the "Board").

     (b) Subject to the limitations of the Plan, the Board shall have the authority: (i) to grant options to acquire common shares of the Corporation (the "Common Shares") to Eligible Persons; (ii) to determine the terms, limitations, restrictions and conditions upon such grants; (iii) to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable;
          (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable; and (v) to delegate to any person or committee of persons any or all of its powers and authorities under the Plan. The Board's guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all other persons.

1.3  Interpretation

     For the purposes of the Plan, the following terms shall have the following meanings:

     (a) "Affiliate" means any entity that is an "affiliate" for the purposes of Ontario Securities Commission National Instrument 45-106 Prospectus and Registration exemptions, as amended from time to time;

     (b) "Blackout Period" means any period imposed by the Corporation, during which specified individuals, including insiders of the Corporation, may not trade in the Corporation's securities (including for greater certainty where specific individuals are restricted from trading because they have material non-public information), but does not include any period when a regulator has halted trading in the Corporation's securities;

     (c) "Brookfield Group" means Brookfield Asset Management Inc., the Corporation and the Affiliates of either of them;

     (d)  "Change of Control" means:

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          (i)  the sale of all or substantially all of the assets of the
               Corporation other than to a member of the Brookfield Group;

          (ii) a reorganization, amalgamation, merger or plan of arrangement, other than solely involving members of the Brookfield Group, with respect to which all or substantially all of the persons who were the beneficial owners of the Common Shares immediately prior to such reorganization, amalgamation, merger or plan of arrangement do not, following such reorganization, amalgamation, merger or plan of arrangement, beneficially own, directly or indirectly, more than 50 percent of the resulting voting shares on a fully-diluted basis; or

          (iii) a formal bid or tender offer for Common Shares being made, other than by the Brookfield Group, as a result of which the offeror and its affiliates, would if successful, beneficially own, directly or indirectly, 50 percent or more of the Common Shares then outstanding;

     (e) "Code" means the U.S. Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder;

     (f) "Eligible Persons" means officers or employees of the Corporation, officers or employees of any subsidiary, and non-management directors of the Corporation only in respect of options granted prior to February 4, 2004;

     (g) "Options" means options to acquire Common Shares granted under the Plan;

     (h) "Participants" means Eligible Persons to whom Options have been granted;

     (i) "Retirement" means resignation by a Participant in circumstances determined by the Board in its absolute discretion to be retirement;

     (j) "Subsidiary" means any company that is a subsidiary of the Corporation as defined in section 1(4) of the Securities Act (Ontario);

     (k) "Termination Date" means a Participant's last day of active employment and does not include any period of statutory, reasonable or contractual notice or any period of deemed employment or salary continuance;

     (l) "Underlying Share" means a Common Share issuable upon the exercise of an Option; and

     (m) "US Participant" means each Participant who is a United States citizen or resident.

     Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

     The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.4  Shares Reserved

     (a) All shares of the Corporation issued under the Plan shall be Common Shares in the capital stock of the Corporation. Options may be granted in respect of authorized and unissued Common Shares.

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          The maximum number of Common Shares ("Specified Maximum") which may be reserved for issuance under the Plan shall be 13,500,000 Common
          Shares. The Specified Maximum is subject to adjustment in accordance with the provisions of the Plan.

          The aggregate number of Common Shares reserved for issuance to any one person under the Plan shall not exceed 5% of the outstanding Common Shares (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to such person under any other security based compensation arrangement (as defined under the applicable rules of the Toronto Stock Exchange (the "TSX Rules")) of the Corporation. The number of Common Shares issuable to insiders as defined in the TSX Rules, at any time, under the Plan and all security based compensation arrangements of the Corporation cannot exceed 10% of issued and outstanding Common Shares. The number of Common Shares issued to insiders, within any one year period, under the Plan and all security based compensation arrangements of Brookfield Properties cannot exceed 10% of issued and outstanding Common Shares.

          Any Common Shares subject to an Option which has been granted under the Plan, which for any reason is cancelled or terminated without having been exercised, shall again be available for grants under the Plan. No fractional shares shall be issued, and the Board may determine the manner in which fractional share value shall be treated.

     (b) In the event of any change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other corporate change, or in the event of any issue of rights pursuant to a shareholder rights plan or other similar plan the Board shall make, subject to the prior approval of the relevant stock exchanges as necessary, appropriate substitution or adjustment in (i) the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number and kind of shares subject to unexercised Options theretofore granted and in the Exercise Price of such Options; provided, however, that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares. In the event of the reorganization of the Corporation or the amalgamation, merger or consolidation of the Corporation with another corporation, or the payment of a special or extraordinary dividend, the Board may make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate.

     (c) In the event of a Change of Control or a potential Change of Control, the Board has the power to: (i) accelerate the vesting of Options in full or in part; (ii) make such changes to the terms of the Options at it considers fair and appropriate in the circumstances, including but not limited to: (iii) otherwise modifying the terms of the Options to assist the Participants to tender into a take-over bid or other arrangement leading to a Change of Control, and thereafter; (iv) terminating, conditionally or otherwise, the Options not exercised following successful completion of such. If the Change of Control or potential Change of Control is not completed within the time specified therein (as the same may be extended), the Options which vested pursuant to this Section shall be returned by the Participant to the Corporation and, if exercised, shall be reinstated as authorized but unissued Common Shares and the original terms applicable to such Options shall be reinstated.

1.5  Non-Exclusivity

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     Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approval.

1.6  Amendment and Termination

     The Board may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the applicable rules, regulations and policies of any exchange, if any) that require the approval of shareholders or any governmental or regulatory body. The Board may make amendments to the Plan or to any Option outstanding thereunder without seeking shareholder approval, except for the following types of amendments:

          (i) increasing the number of Common Shares reserved for issuance under the Plan;

          (ii) reducing the exercise price of an Option, except in connection with a stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other corporate change or a shareholder rights or similar plan pursuant to section 1.4(b), where such reduction does not include the cancellation or termination of an Option prior to its expiry date for the purpose of reissuing options to the same Participant with a lower exercise price;

          (iii) extending the term of an Option beyond its original expiry date or beyond 10 years from its grant date, except the automatic extension of an Option the expiry date of which would have fallen within a Blackout Period pursuant to Section 2.3(h);

          (iv) extending eligibility to participate in the Plan to non-employee directors;

          (v) permitting Options to be transferred other than by testate or intestate succession;

          (vi) permitting the addition or modification of a cashless exercise feature, payable in cash or Common Shares, unless it provides for a full deduction of the number of underlying Common Shares from the Plan reserve; or

          (vii) permitting awards, other than Options, to be made under the Plan.

          Except as expressly set forth in the Plan, no action of the Board shall alter or impair the rights of a Participant under any Option previously granted to the Participant without the consent of the affected Participant.

1.7  Compliance with Legislation

     The Board may postpone any exercise of any Option or the issue of any Underlying Shares pursuant to the Plan for such time as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of the Plan or the Common Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that such shares and the Plan are exempt from such registration. The Corporation shall not be obligated by any provision of the Plan or grant thereunder to sell or issue Common Shares in violation of the law of any government having jurisdiction therein. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with a stock exchange on which such Common Shares are listed for trading.

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SECTION 2: OPTIONS

2.1  Grants

     Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of the Underlying Shares, and the nature of the events, if any, and the duration of the period in which any Participant's rights in respect of the Underlying Shares may be forfeited. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

2.2  Option Exercise Price

     The Board shall establish the exercise price ("Exercise Price") of each Option at the time such Option is granted, which shall be not less than the closing price of a Common Share on the TSX, for Canadian Participants, or the New York Stock Exchange, for U.S. Participants, on the last trading day preceding the date of grant of such Option, and shall, in all cases, be not less than such amount required by applicable regulatory authorities from time to time.

     The Exercise Price shall be subject to adjustment in accordance with the provisions of Section 1.4(b) hereof.

2.3  Exercise of Options

     (a) An Option may be exercised at the election of a Participant by the purchase of the Underlying Shares at the Exercise Price specified for such Option.

     (b) Subject to Section 2.3(h) Options shall not be exercisable later than 10 years after the date of grant.

     (c) The Board may determine when any Option shall become vested and exercisable and may determine that the Option shall be vested and exercisable in installments.

     (d) Except as otherwise determined by the Board: (i) in the event that a Participant ceases to be an Eligible Person for any reason other than death, Retirement or disability, each of the Options held by the Participants shall cease to be exercisable on and after the Termination Date; (ii) in the event of cessation of employment or ceasing to be a director as a result of Retirement or as a result of disability, all of the Participant's Options shall continue in force notwithstanding the cessation of his or her employment or ceasing to be a director; and (iii) in the event of death, the legal representatives of a Participant may exercise the Participant's vested Options within six months after the date of the Participant's death to the extent such Options were by their terms vested and exercisable prior to the Participant's death or within the period of six months following the Participant's death; but for greater certainty no Option shall be exercisable after its stated termination date, except as provided under Section 2.3(h).

     (e) Each Option shall be confirmed by an agreement (an "Option Agreement") executed by the Corporation and by the Participant.

     (f) If, as and when any Common Shares have been duly issued upon the exercise of an Option and in accordance with the terms of such Option and the Plan and any regulations

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          made hereunder, such Underlying Shares shall be conclusively deemed allotted as fully paid and non-assessable shares of the Corporation.

     (g) If an Option would otherwise expire during a Blackout Period, the term of such Option shall automatically be extended until 10 business days after the end of the Blackout Period.

SECTION 3. APPROVAL

3.1  APPROVAL

     The Plan was approved by the directors of the Corporation on November 7, 1990.

3.2  AMENDMENT

     The Plan was amended by the directors of the Corporation on February 9, 1998. Shareholder approval of the February 9, 1998 amendment was given at the annual and special meeting of the Corporation held on April 29, 1998.

     The Plan was amended and restated by the directors of the Corporation on February 5, 2004 to (i) eliminate the market growth feature, (ii) to delete directors of the Corporation as eligible persons under the Plan except for options granted to non-management directors prior to that date, (iii) to delete references to the pension plan and (iv) subject to approval of the shareholders of the Corporation, to increase the Specified Maximum to 9,000,000.

     This Plan was amended and restated by the directors of the Corporation on February 7, 2007 to add a specific amendment provision and provide for the automatic extension of Options that would otherwise expire during a Blackout Period, subject to approval of the shareholders of the Corporation, and to make other housekeeping amendments. [SHAREHOLDER APPROVAL WAS GIVEN AT THE ANNUAL AND SPECIAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION HELD ON APRIL 26, 2007.]

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                       REGULATIONS UNDER SHARE OPTION PLAN

1. In these regulations, words defined in the Plan and not otherwise defined herein shall have the same meaning as set forth in the Plan.

          (a) "year" with respect to any Option granted under the Plan means the period of 12 months commencing on the date of the granting of such Option or on any anniversary thereof.

2. No Option shall be granted under the Plan unless recommended by the Human Resources and Compensation Committee of the Board.

3. Not less than 100 Common Shares may be acquired at any one time except where the remainder totals less than 100.

4. In the event that the legal representatives of a Participant who has died exercises the Participant's Option in accordance with the terms of the Plan, the Corporation shall have no obligation to issue the Common Shares until evidence satisfactory to the Corporation has been provided by such legal representatives that such legal representatives are entitled to acquire the Common Shares under the Plan.

5. Common Shares duly acquired under the terms of an Option shall be registered in the name of the Participant and a share certificate representing the number of such Common Shares shall be issued in the name of the Participant, his or her legal representatives or as he, she or they may direct.